Exhibit 2.1

AMENDMENT NO. 2 TO

CONTRIBUTION AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”) to the CONTRIBUTION AGREEMENT, is entered into as of November 15, 2016 by and among AROWANA INC., a Cayman Islands exempted company (“ARWA”), VIVOPOWER INTERNATIONAL PLC, an England and Wales public limited company (“Company”), and AROWANA INTERNATIONAL LIMITED, an Australian company (“AWN”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such terms in the Contribution Agreement (as defined below).

RECITALS

A.     On August 11, 2016, the parties entered into a Contribution Agreement (as amended, the “Contribution Agreement”), which provided for a business combination transaction between the parties by means of (i) the contribution by ARWA of cash to the Company in exchange for the issuance by the Company of Company Shares to ARWA, and (ii) the distribution by ARWA of the Company Shares to the holders of ARWA Ordinary Shares by means of a dividend and to the holders of the ARWA Warrants by means of a special distribution, as a result of which the Company would become a public company owned by the existing security holders of the Company and ARWA.

B.     On October 18, 2016, the parties entered into Amendment No. 1 to the Contribution Agreement, to (i) reduce the Contribution Amount and the number of Contribution Shares, (ii) amend the definition of “Transaction Fees and Expenses”, (iii) adjust the number of Make-even Shares that may be repurchased by the Company from AWN in certain circumstances, (iv) increase the number of ARWA Ordinary Shares as to which the holders thereof may exercise their Conversion Rights without causing the conditions to the obligations of the parties to effect the Transactions to not be satisfied, (v) provide for certain notes and preferred shares of Aevitas to remain outstanding after the Transactions, and (vi) amend certain other terms of the Contribution Agreement.

C.     The parties desire to further amend the Contribution Agreement, in accordance with Section 11.11 thereof, to ensure the intended number of Company Shares are issued to ARWA at the Closing of the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Paragraph (a) of Section 1.1 of the Contribution Agreement is hereby replaced in its entirety with the following:

“(a)     In accordance with the terms and subject to the conditions of this Agreement, at the Closing, ARWA shall contribute to the Company an amount (the “Contribution Amount”) in cash in U.S. Dollars equal to (i) $21,958,560, plus (ii) the excess, but only if greater than zero, of (A) the aggregate amount held in Trust Fund (as defined in Section 4.12) as of immediately prior to the Closing, after deducting amounts necessary to pay holders of Public Shares (as defined in Section 1.1(b)) who have elected to exercise their Conversion Rights (as defined in Section 1.1(b)), over (B) $10.20 multiplied by the number Public Shares as to which the holders thereof have not elected to exercise their Conversion Rights, less (iii) unpaid fees and expenses and outstanding loans incurred by ARWA, including, without limitation, loans the proceeds of which were contributed to the Trust Fund, that are in excess of the working capital available to ARWA outside of, or eligible to be withdrawn from, the Trust Fund (the “Transaction Fees and Expenses”), and the Company shall issue, sell and deliver to ARWA, an aggregate of 6,050,150 Company Shares (the “Contribution Shares”), free and clear of all Liens (the “Contribution”).”

2.     Except as specifically provided in this Amendment, no provision of the Contribution Agreement is modified, changed, waived, discharged or otherwise terminated and the Contribution Agreement shall continue to be in full force and effect. This Amendment and the attachments hereto (which are hereby incorporated herein), together with the Contribution Agreement and the documents and instruments and other agreements among the parties thereto as contemplated by or referred to therein, including, without limitation, the Exhibits and Schedules thereto, as amended hereby, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Any reference to the Contribution Agreement in the Contribution Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Contribution Agreement, as amended by this Amendment (or as the Contribution Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). This Amendment may be executed in counterparts (including, without limitation, by facsimile, pdf or other electronic document transmission), each of which shall constitute an original, and each of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

AROWANA INC.

By:	/s/ Gary Hui
Name: Gary Hui
Title: Chief Financial Officer, Chief Investment Officer and Director

VIVOPOWER INTERNATIONAL PLC

By:	/s/ Philip Comberg
Name: Philip Comberg
Title: CEO

AROWANA INTERNATIONAL LIMITED

By:	/s/ Kevin Tser Fah Chin
Name: Kevin Tser Fah Chin
Title: Executive Chairman and Chief Executive Officer